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                                                                 EXHIBIT 10.18

                              FIRST AMENDMENT TO
                      HAYES MICROCOMPUTER PRODUCTS, INC.
                              STOCK OPTION PLAN


            1. The purpose of this First Amendment to the Hayes Microcomputer Products, Inc. Stock Option Plan (the "Plan"), adopted by Hayes Microcomputer Products, Inc. (the "Corporation") on June 4, 1996, is two-fold: (i) first, to amend the Plan to provide for 200,000 shares of Common Stock to be allocated to the original pool of 600,000 shares, bringing the total to 800,000 shares available to be allocated under the general Plan provisions. The additional 200,000 shares may be allocated to specific grant recipients pursuant to future awards made by the Board of Directors of the Corporation; and (ii) secondly, to amend the Plan to provide for an additional 1,000,000 shares of Common Stock to be allocated to the Plan for "Performance Grant Options," as defined below. Management, the Directors and the Shareholders of the Corporation desire to reserve these additional 1,000,000 shares pursuant to a new category of options under the Plan, which shall be called "Performance Grant Options". Exercisability of the Performance Grant Options shall be based on the Corporation attaining certain levels of share value, as more fully described in the Key Employee Option (Performance Grant) attached as Exhibit A to this Amendment.

            2. By way of formal adoption and approval of the amendments described above, the following specific amendments to the Plan are hereby made:

                  (a) Paragraph 2 of the Plan is hereby amended by renumbering the existing Paragraph 2 to "2(a)" and changing the number "600,000" to read "800,000".

                  (b) Paragraph 2 is further amended by adding to said Paragraph a new subparagraph "(b)," which shall read as follows:

                 "(b) In addition, the initial maximum amount of the Stock which may be issued pursuant to certain Performance Grant Options granted under the Plan shall be 1,000,000 shares of Stock unless increased by appropriate shareholder action. If a Performance Grant Option expires or terminates for any reason without being exercised in full, the unpurchased shares of Stock subject to such Performance Grant Option shall again be available for purposes of the Performance Grant provisions of the Plan. The Performance Grant Options shall in all respects be subject to the provisions of this Plan, and shall be more specifically and fully set forth in the individual stock option agreements entitled "Key Employee Option (Performance Grant)" which shall contain such terms and provisions as may be determined advisable and appropriate in the case of each covered employee, as determined by the Board or the Committee."

            3. Except as above provided, the Plan shall remain unchanged and shall remain in full force and effect. This Amendment shall become effective on October ___, 1996, the date of its approval by the Shareholders of the Corporation, after having theretofore been approved by the Board of Directors of the Corporation.